EXHIBIT 23.1

Maddox Ungar Silberstein, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.maddoxungar.com

January 30, 2009

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
OptimizeRx Corporation
Rochester, MI

To Whom It May Concern:

Maddox Ungar Silberstein, PLLC hereby consents to the use in the Form S-1/A Amendment No. 2, Registration Statement under the Securities Act of 1933, filed by OptimizeRx Corporation of our report dated November 7, 2008, relating to the consolidated financial statements of OptimizeRx Corporation, a Nevada Corporation, and its predecessor, Optimizer Systems, LLC, a Michigan Limited Liability Company, as of and for the periods ending December 31, 2007 and 2006, and the reference to us under the caption “Experts”.

Sincerely,

/s/ Maddox Ungar Silberstein, PLLC

Maddox Ungar Silberstein, PLLC